Exhibit 10.13

Certain information contained in this exhibit has been redacted where indicated because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

June 11, 2025
SEPARATION AGREEMENT AND GENERAL RELEASE
Separation Agreement and General Release (“Agreement and Release”) by and between Jeannine Tait (“Employee”) and McGraw Hill, Inc., including its subsidiaries, divisions and affiliates (collectively, “McGraw Hill” or the “Company”)
WHEREAS, the Company has established the McGraw Hill Education, Inc. Executive Severance Plan (the “Severance Plan”); and
WHEREAS, Employee is a participant in the Severance Plan, which is incorporated into this Agreement and Release; and
WHEREAS, Employee’s participation in the Severance Plan is conditioned upon Employee’s execution of this Agreement and Release; and
WHEREAS, McGraw Hill, Inc. and Employee are party to a Nonqualified Stock Option Agreement dated as of March 7, 2022 and a Nonqualified Stock Option Agreement dated as of August 30, 2024 (each a “Stock Option Agreement” and together, the “Stock Option Agreements”), pursuant to which Employee received grants of a total of 280,000 Options (as defined therein); and
WHEREAS, Employee has purchased and currently is the beneficial owner of 33,334 shares of the Class B Common Stock of McGraw Hill, Inc.; and
WHEREAS, Employee is a Management Stockholder as that term is defined in, and pursuant to, the Stockholders Agreement dated as of December 17, 2021 among McGraw Hill, Employee and the various other parties thereto (the “Stockholders Agreement”).
NOW, THEREFORE, in exchange for and in consideration of the mutual promises set forth in this Agreement and Release, it is agreed as follows:
1.    Unless Employee earlier terminates Employee’s employment or is terminated by the Company for cause (as defined by the Company), Employee’s employment will continue as special advisor to the Chief Executive Officer until the first to occur of: (a) the effective date of the S-1 Registration Statement filed by McGraw Hill, Inc. with the U.S. Securities and Exchange Commission pursuant to which shares of the common stock of McGraw Hill, Inc. begin trading on the New York Stock Exchange and

(ii) July 31, 2025 (the “Employment Termination Date”) and Employee will continue to receive Employee’s base salary as in effect as of the date of this Agreement and Release until the Employment Termination Date. It is understood that Employee’s employment will terminate on the Employment Termination Date regardless of whether or not Employee enters into this Agreement and Release, it being understood that this Agreement and Release is offered to Employee to provide the opportunity to receive the consideration stated in Section 2 below. Employee shall remain subject to all of McGraw Hill’s policies and procedures and Employee will be expected to perform all the functions of Employee’s job through the Employment Termination Date unless Employee is advised by McGraw Hill to the contrary.
2.    Subject to the terms and conditions of this Agreement and Release, and due and payable only after the Effective Date (as defined in Section 4), Employee will receive the following Separation Pay (as defined in subsection (a) below) in return for: (i) timely signing and returning this Agreement and Release, (ii) not revoking the Release during the Revocation Period as provided in Section 4, and (iii) the waiver, discharge and general release of all claims as provided in Section 9 hereof, and the other agreements Employee has made in this Agreement and Release:
(a)    A cash severance benefit payable over the duration of the Separation Pay Period (as defined in Section 6) equal to: twelve (12) months of Employee’s current base salary, which amount equals $430,000 (the “Separation Pay”).
(b)    Upon Employee’s request McGraw Hill will provide outplacement services for a period of no less than twelve (12) months from the Employment Termination Date, at no cost to Employee.
(c)    Subject to Subsection 2(d), in exchange for Employee’s agreement at the Company’s request, between July 1, 2025 and September 30, 2025 to via video conference or telephone occasionally provide advice and counsel to the CEO of the Company or his designee(s) in relation to the transition of her former responsibilities to current employees of the Company, the Company hereby agrees that: (i) Employee’s 10,000 Time-Based Options (as defined in the August 30, 2024 Stock Option Agreement referred to above) that are scheduled to vest on August 30, 2025 will vest on such date and (ii) one-half of Employee’s 18,000 Time-Based Options (as defined in the March 7, 2022 Stock Option Agreement referred to above), which is 9,000 Options, that are scheduled to vest on March 7, 2026 will vest on such date and notwithstanding that the last day of Employee’s employment is the Employment Termination Date. Attachment 1 details all of the Employee’s grants under the Stock Option Agreements and the impact of this special vesting. The Stock Option Agreements shall otherwise govern the terms of Employee’s Options, including with respect to any additional vesting of Options thereunder.
(d)    Employee hereby acknowledges and agrees that the Employee’s right to the special vesting of Time-Based Options pursuant to Subsection 2(c) is conditioned upon Employee’s execution of a lock-up agreement relating to any shares of McGraw Hill held by Employee (including any shares underlying Options held by Employee), in the form requested by the Company or the Company’s underwriters in connection with any public offering of the Company’s securities. If upon request Employee does not timely execute such lock-up agreement, the special vesting contemplated by Subsection 2(c) shall be deemed void and any Time-Based Options that were due to vest as a result of the special vesting contemplated by Subsection 2(c) shall automatically be deemed forfeited for no consideration.
(e)    The Company agrees that notwithstanding its repurchase rights under the Stockholders Agreement, Employee may continue to beneficially own the 33,334 shares of Class B Common Stock that she currently owns, subject to Employee’s continued adherence to the terms of the Stockholders Agreement.
(f)    Without limiting the payments that are due Employee under the terms of this Agreement and Release, Employee acknowledges and agrees that the Separation Pay and other payments and benefits provided under the terms of this Agreement and Release are in full satisfaction and lieu of any other payments and benefits which may have otherwise been owed to Employee under any other Company employment, severance, equity or termination agreement, policy or plan. Employee further acknowledges that (i) the payments and benefits under this Agreement and Release are adequate consideration for all of the terms of this Agreement and Release; and (ii) except as required by applicable law and with respect to the payments due Employee under the Stock Option Agreements, no payments or benefits are due under this Agreement and Release until it becomes irrevocable and effective in accordance with its terms.
3.    Employee is hereby given twenty-one (21) days from the date Employee is first provided with a copy of this Agreement and Release, that is, until July 2, 2025, within which to consider this Agreement and Release and to decide whether to sign and return this Agreement and Release, which includes the waiver, discharge and release of all claims as set forth in Section 9 hereof. If Employee does not sign and return this Agreement and Release on or before July 2, 2025 it will automatically be deemed null and void and there will be no further obligation on the part of either McGraw Hill or Employee. Any modifications made to this Agreement and Release, material or otherwise, do not restart, extend, or affect in any manner the applicable consideration period. Employee may decide to sign and return this Agreement and Release in less time.
Upon signature, Employee must deliver by e-mail the signed Agreement and Release to:
Simon Allen ([redacted])
Chief Executive Officer
McGraw Hill
8787 Orion Place
Columbus, OH 43240

4.    If Employee signs and returns this Agreement and Release on or before July 2, 2025, Employee will have the right to revoke it for seven (7) days (the “Revocation Period”). Any revocation must be in writing and sent by email within the Revocation Period to:
Simon Allen ([redacted])
Chief Executive Officer
McGraw Hill
8787 Orion Place
Columbus, OH 43240
Employee’s notice of revocation, to be effective, must state that Employee is revoking her acceptance of this Agreement and Release. If Employee revokes this Agreement and Release during the Revocation Period, this Agreement and Release will be deemed null and void and there will be no further obligation on the part of either McGraw Hill or Employee in connection herewith. If Employee signs and returns this Agreement and Release and does not revoke it during the Revocation Period, it shall become effective on the day following the end of the Revocation Period (“Effective Date”).
5.    Employee is hereby advised to consult with an attorney prior to executing this Agreement and Release, which includes the waiver, discharge, and general release of all claims set forth in Section 9 below.
6.    Providing this Agreement and Release becomes effective, Employee will receive the Separation Pay in the form of salary continuation installments payable in accordance with Employee’s regularly scheduled payroll cycle (the “Salary Continuation”), commencing with a payroll period following the Employment Termination Date, as determined by the Company. The number of installment payments will be determined by the total number of weeks on which Employee’s total Separation Pay benefit is based, up to a maximum of fifty-two (52) weeks (the “Separation Pay Period”).
7.    In connection with Salary Continuation, the following shall apply:
(a)    Employee’s existing participation, if any, in Company medical, dental, and life insurance plans, including any supplementary life insurance, will continue through the Separation Pay Period (12 months). Such continued participation will be provided at the active employee contribution rates which will automatically be deducted from Employee’s separation pay benefit checks. Employee’s coverage under these plans will cease at the end of the last month of the Separation Pay Period. If the final amount paid covers only days in the prior month, Employee’s insurance coverages will end on the last day of the prior month.
(b)    At the end of the Separation Pay Period, if Employee is otherwise eligible, Employee may elect COBRA coverage for Employee and Employee’s eligible enrolled dependents for a period of up to eighteen (18) months. A qualifying event notice setting forth Employee’s rights to COBRA coverage and the cost to Employee to continue such COBRA coverage will be provided to Employee on or around the last day of the Separation Pay Period, in accordance with applicable law.
8.    All payments under this Agreement and Release are subject to all deductions required by law or authorized by Employee.
9.    In return for the consideration furnished to Employee by McGraw Hill, as set forth in this Agreement and Release, Employee hereby discharges and generally releases McGraw Hill and their current and former parent corporation(s), subsidiary corporations, divisions, affiliates, successors and assigns, and their current and former directors, officers and employees, both individually and in their corporate capacities (hereafter collectively known as “McGraw Hill Releasees”) from all claims, causes of action, suits, agreements, and damages which Employee may have now or in the future against the McGraw Hill Releasees relating to Employee’s employment or the termination thereof or arising out of any other act, failure to act or event occurring on or before the date Employee executes this Agreement and Release, including but not limited to, any claims or causes of action Employee ever had, now has or could have under, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Immigration Reform and Control Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment and Retraining Notification Act, as amended, as well as all applicable laws under the laws of the States of Pennsylvania, New York, Ohio and all other federal, state and local laws, regulations or ordinances regarding civil, human rights, employment, age, retirement, or discrimination and any claim for costs, fees, or other expenses, including attorney’s fees, in connection with any of these matters. By executing this Agreement and Release, Employee hereby agrees that Employee will not initiate or maintain any proceeding in any judicial forum, or under McGraw Hill’s Fast and Impartial Resolution Program (FAIR), relating to any matters covered by this Agreement and Release. This release, however, shall not apply to the performance of McGraw Hill’s express obligations to Employee under this Agreement and Release. Both Employee and McGraw Hill may institute an action to specifically enforce any term of this Agreement and Release. Notwithstanding anything herein to the contrary, nothing in this Agreement and Release is intended to waive or release Employee’s rights that may not be waived as a matter of law including claims under ERISA (Employee Retirement Income Security Act) with regard to any vested rights Employee may have in any tax qualified plan. In addition, in connection with the releases set forth in this Section 9, Employee acknowledges that at her request, the Company has agreed to extend the date of the Employment Termination Date as provided in Section 1 of this Agreement and Release as a special accommodation to her without any obligation to do so.

10.    By signing this Agreement and Release, Employee represents and affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled as of the Effective Date for all hours worked and that no other compensation, wages, bonuses, commissions and/or benefits are due to Employee as of the Effective Date, except as provided for in this Agreement and Release.
11.    Employee hereby agrees that the terms of this Agreement and Release, including the provisions of this Agreement and Release concerning payment to Employee of any monies or concerning the provision to Employee of any other benefits, shall be kept strictly confidential by Employee and shall not be disclosed to any third party, unless authorized by McGraw Hill, except that Employee may disclose such information to Employee’s attorney(s), Employee’s tax advisor(s) and Employee’s spouse or significant other or to governmental agencies. Employee agrees to request any governmental recipient of such information and to cause any other permitted third party recipient of any such information to maintain the strict confidentiality of the terms and provisions of this Agreement and Release.
12.    Employee agrees to maintain the strict confidentiality of all confidential or proprietary information received by Employee while an employee of McGraw Hill, including all information which Employee knows or should know McGraw Hill treats as confidential and all information not known to third parties engaged in the same or a similar business as McGraw Hill or that gives McGraw Hill a competitive advantage. Employee agrees that all property including but not limited to, inventory, records, files, documents, software, laptop computer, equipment, plans, policies, computer disks, financial data, and other like materials that is owned by and or relate to McGraw Hill, or that was received by Employee in the course of Employee’s employment, as well as any company-supplied automobile, shall remain the sole property of McGraw Hill, and shall not be copied or turned-over to any third party, and shall be returned by Employee to McGraw Hill at the time specified by McGraw Hill but in no event later than the Employment Termination Date. In addition, Employee understands that nothing in this Agreement and Release shall be construed to prohibit Employee, without notifying the Company or receiving prior authorization from the Company, from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process, or (D) speaking with law enforcement, my attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency. The protections contained in this paragraph apply to prior, current and future conduct.
13.    Employee agrees that Employee will not publicly disparage the McGraw Hill Releasees in any way, or make or give any disparaging comments, statements, opinions, or the like to the media about the McGraw Hill Releasees. The Company agrees that neither the Chief Executive Officer nor his direct reports will publicly disparage Employee or make or give any disparaging comments, statements, opinions or the like to any current or prospective employer of Employee. In addition, the Company acknowledges that if a reference on Employee is requested from a prospective employer, its policy is to limit the reference to the Employee’s dates of employment and if requested, confirmation that at the time of her departure from the Company she was in good standing. Nothing contained in this Agreement and Release is intended to prohibit or restrict Employee from providing truthful information to any government agency or when testifying under oath. If Employee is subpoenaed, noticed or consents to testify with regard to anything having to do with the McGraw Hill Releasees, Employee agrees to notify, by email, David Stafford, Esq., General Counsel and Secretary, McGraw Hill, 1325 Avenue of the Americas, 6th Floor, New York, NY 10019, [redacted], of Employee’s receipt of such subpoena, or notice or of Employee’s consent, including providing a copy of the subpoena or notice, within twenty-four (24) hours of Employee’s receipt of any such subpoena, notice or giving of Employee’s consent.
14.    In the event that Employee breaches Sections 11, 12 or 13 of this Agreement and Release, Employee shall forfeit any unpaid separation pay and benefits, Employee shall be required to repay to the Company any separation payments already made to Employee, and the Company shall be entitled to pursue any other relief available in law or equity.
15.    With respect to any pending or future litigation or investigations involving McGraw Hill, to the extent Employee has information or background about them, at the request of McGraw Hill, Employee agrees to appear and give testimony at depositions and at trial or other proceedings related to such litigation. McGraw Hill shall reimburse Employee for Employee’s reasonable out-of-pocket expenses, if any, actually incurred by Employee in connection with Employee’s attendance at any such proceedings. Employee agrees to promptly notify the McGraw Hill Legal Department if Employee is contacted by or on behalf of anyone suing or contemplating suit against McGraw Hill or otherwise seeking information about Employee’s work at McGraw Hill for such purposes.
16.    Notwithstanding the terms of the Severance Plan, in the event Employee obtains a position with an Affiliate (as defined in the Severance Plan) of McGraw Hill during the Separation Pay Period, she will continue to receive all remaining payments through the end of the Separation Pay Period.
17.    Employee agrees that neither the existence of this Agreement and Release nor the obligation to pay Employee any consideration for the release of all claims as provided in this Agreement and Release, nor any other provision of this Agreement and Release, shall be considered or shall be admissible in any action or proceeding, as an admission by McGraw Hill of any liability, violation of law, error or omission.
18.    This Agreement and Release, including Attachment 1 hereto, sets forth the entire understanding of the parties concerning its subject matter, superseding all prior and contemporaneous understandings, memoranda, representations and agreements provided, however, that the Stock Option Agreements and the Stockholders Agreement, including the restrictive covenants contained therein, will remain in effect in accordance with their terms. Notwithstanding the foregoing, nothing in this Agreement and Release shall diminish any prior obligation of confidentiality, non-competition or non-solicitation, if applicable, including any obligation contained in a written agreement, McGraw Hill policy, or applicable law or otherwise. This Agreement and Release may not be modified or amended except by a written instrument that specifically refers to this Agreement and Release and which is signed by both Employee and an officer of McGraw Hill. This Agreement and Release shall be subject to and governed by the laws of the State of New York applicable to agreements entered into and wholly to be performed in that state.
19.    Should any provision of this Agreement and Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and Release in full force and effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.
20.    This Agreement and Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent. To the extent that any amount payable pursuant to this Agreement and Release is subject to Code Section 409A , it shall be paid in a manner that will comply therewith, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect to Code Section 409A (the “Guidance”). In the event that any provision of this Agreement and Release would fail to satisfy the requirements of Code Section 409A and the Guidance, McGraw Hill shall be permitted to reform this Agreement and Release to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Code Section 409A or the Guidance.

Simon Allen
Chief Executive Officer McGraw Hill
8787 Orion Place
Columbus, OH 43240

ACCEPTED AND AGREED:

Signature:	/s/ Jeannine Tait	Date:	June 30, 2025

Print Name: Jeannine Tait

MCGRAW HILL

Received By:	/s/ Simon Allen

Dated:	July 1, 2025

Attachment 1
STOCK OPTION SUMMARY TABLE

Grant Date	Type of Nonqualified Stock Options	Number of Options Granted	Number of Vested Options as of 6/30/25	Number of Options Subject to Special Vesting	Total Number of Vested Options	Total Number of Unvested Options as of 3/7/26
3/7/22	Time-Based	90,000	54,000	9,000 (As of 3/7/26)	63,000 (As of 3/7/26)	27,000
3/7/22	Performance-Based	90,000	0	0	0	90,000
8/30/24	Time-Based	50,000	0	10,000 (As of 8/30/25)	10,000 (As of 8/30/25)	40,000
8/30/24	Performance-Based	50,000	0	0	0	50,000
Total		280,000	54,000	19,000	73,000	207,000
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